Exhibit 10.8

MANAGEMENT FEE AGREEMENT

THIS MANAGEMENT FEE AGREEMENT (this “Agreement”’) is made as of March 1, 2017, by and between SkyWater Technology Foundry, Inc. a Delaware C Corporation (the “Company”’), and Oxbow Industries, LLC a Minnesota limited liability company (the “Manager”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (as the same may be amended, modified and in effect from time to time, the “Purchase Agreement”), by and among the Company and Cypress Semiconductor Inc. (“Seller”), and the other parties named therein, the Company is purchasing substantially all of the assets of Seller (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, the Manager is willing to provide certain management services to the Company, and the Company desires to retain the Manager to provide such management services to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties hereto agree as follows:

1. Services. The Manager shall, or shall cause its Affiliates to, furnish management services to the Company as the Manager shall determine from time to time in its sole discretion (the “Services”). The Services may include the following:

(a)	advice and administrative support in the review and development of the Company’s business policies, including the review and development of growth and acquisition opportunities;

(b)	advice and administrative support in the management of the Company’s lender relationships and other important contractual relationships;

(c)	advice and administrative support in the review and development of the Company’s information technology, accounting and reporting systems and procedures; and

(d)	monitoring and review of the Company’s financial performance.

The Services may also include the Manager’s advice on alternative courses of action for the Company’s consideration. Final decisions on any course of action shall always remain the sole responsibility of the Company. For purposes of this Agreement, an “Affiliate” of any particular person means any other person controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

2. Management Fees; Expenses. In consideration for the provision of the Services, the Manager shall be entitled to an annual management fee equal to $240,000 (the “Management Fees”). The Management Fees will be paid on a monthly basis with each installment being $20,000.00. Payment of the Management Fees shall be made to the Manager or another party specified by the Manager in accordance with payment instructions provided to the Company from time to time by such party. In addition, the Company shall reimburse the Manager and its Affiliates for all of its reasonable out-of-pocket expenses incurred in connection with the provision of the Services. Any such reimbursement of expenses shall be made promptly after submission of a bill therefor by the Manager or such Affiliate. The initial payment of the Management Fees will be due on the first business day of the first full calendar month following the date of this Agreement, with each subsequent payment to be made on the first business day of each calendar month thereafter. Notwithstanding anything to the contrary contained herein, in the event that any Management Fees or expenses are unable to be paid or reimbursed in accordance with the terms, conditions and provisions of the Subordination Agreement (as hereinafter defined), such fees and expenses shall accrue unless and until such time that payment is permitted thereunder.

3. Term. The term of this Agreement (the “Term”) shall be for a term commencing on the date hereof and ending on the earlier to occur of (a) a Sale of the Company or (b) the disposition by Manager and its Affiliates of all of equity interests of the Company or its Affiliates collectively held by them. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of Section 5 and Section 6 will survive the termination of this Agreement, and (b) no termination of this Agreement, whether pursuant to this Section 3 or otherwise, will affect the Company’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

4. Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by the Manager, other than to an Affiliate of the Manager, without the prior written consent of the Company, or by the Company to any other person or entity at any time. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Disclaimer; Limitation of Liability.

(a) Disclaimer. The Manager makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder.

(b) Limitation of Liability. Neither the Manager nor any of its Affiliates nor any of their respective shareholders, members, partners, directors, managers, officers, employees, agents, or representatives, or any of their respective successors or assigns (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to the Company or any of its Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of such person. In no event will the Manager or any of its Related Parties be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Manager has been advised of the possibility of such damages. Under no circumstances will the liability of the Manager and its Related Parties exceed, in the aggregate, the fees actually paid to the Manager hereunder.

6. Indemnification by the Company. The Company shall indemnify and hold harmless the Manager and its Related Parties (collectively, the “Indemnified Persons” and each individually as an “Indemnified Person”) from and against any and all claims, labilities, losses, damages and expenses incurred by any Indemnified Person (including reasonable fees and disbursements of the respective Indemnified Person’s counsel) as a result of any action, suit, proceeding or demand against the Indemnified Person by a third party that (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s written consent or in conformity with the Company’s written instructions or (b) are otherwise related to or arise out of the Manager’s engagement hereunder, and will reimburse each Indemnified Person for all reasonable out-of-pocket costs and expenses, including reasonable fees of any Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the Manager’s acting pursuant to its engagement hereunder, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible to any Indemnified Person for any claims, liabilities, losses, damages or expenses pursuant to the preceding sentence that have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Company also agrees that neither the Manager nor any other Indemnified Person shall have any liability to the Company for or in connection with the Manager’s engagement hereunder, except in the case of the Manager for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company that have resulted from the gross negligence or willful misconduct of the Manager. The Company further agrees that it shall not, without the prior written consent of the Manager, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Manager and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. The Company hereby acknowledges that the foregoing indemnity shall be applicable to all claims, liabilities, losses, damages or expenses that have resulted from or are alleged to have resulted from the active or passive or the sole, joint or concurrent ordinary negligence of the Manager or any other Indemnified Person.

The foregoing right to indemnity shall be in addition to any rights that the Manager and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Agreement.

It is understood that the Manager and certain other Indemnified Persons may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagements may be embodied in one or more separate written agreements. Unless otherwise stated in any such separate written agreement, this indemnification shall apply to the Manager’s engagement hereunder, as well as to any such additional engagement(s) (whether written or oral) and any modification of such engagement or additional engagement(s), and shall remain in full force and effect following the completion or termination of such engagement or additional engagement(s).

7. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Manager shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of the Manager or any of its Affiliates, including, without limitation, in any of their respective capacities as officers, members or directors of the Company.

8. Permissible Activities. Nothing herein shall in any way preclude the Manager or its Affiliates or their respective Related Parties from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company and any of its Affiliates.

9. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

10. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12. Governing Law; Venue; Waiver of Jury Trial. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Minnesota without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. In furtherance of the foregoing, the internal law of the State of Minnesota will control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any judicial proceeding brought with respect to this Agreement must be brought in any state or federal court of competent jurisdiction in the State of Minnesota, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SkyWater Technology Foundry, Inc.

By:	/s/ Bart L. Zibrowski
Name:	Bart L. Zibrowski
Title:	CFO and Treasurer

Oxbow Industries, LLC

By:	/s/ Loren Unterseher
Name:	Loren Unterseher
Title:	Managing Director

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]